Exhibit 21.1

Pactiv Evergreen Inc.

List of Subsidiaries as of February 25, 2025

Entity Jurisdiction

Blue Ridge Paper Products LLC Delaware

Coast Packaging Company LLC Delaware

Evergreen Packaging LLC Delaware

Evergreen Packaging Canada Limited Canada

Evergreen Packaging International LLC Delaware

Fabri-Kal LLC Delaware

Pactiv LLC Delaware

Pactiv Canada Inc. Canada

Pactiv Europe Services LLC Delaware

Pactiv Evergreen Group Holdings Inc. Delaware

Pactiv Evergreen Group Issuer Inc. Delaware

Pactiv Evergreen Group Issuer LLC Delaware

Pactiv Evergreen Services Inc. Delaware

Pactiv Foodservice México, S. de R.L. de C.V. Mexico

Pactiv México, S. de R.L. de C.V. Mexico

Pactiv Packaging Inc. Delaware

PEI Holdings Company LLC Delaware

Reynolds Packaging International LLC Delaware